Exhibit 99.1

Milacron’s Sales, Margins and Operating Earnings Continue to Improve

CINCINNATI--(BUSINESS WIRE)--Milacron Inc. (PINK SHEETS: MZIA), a leading global supplier of plastics-processing technologies and industrial fluids, today reported a net loss for the second quarter ending June 30 of $3.1 million, or $1.04 per share, compared to a net loss of $0.1 million, or $0.50 per share, in the second quarter of 2007. The net loss in the second quarter of 2008 included restructuring and other non-recurring charges of $4.3 million, while the loss a year ago included $1.5 million in restructuring charges as well as a tax benefit of $4.9 million.

Thanks to aggressive restructuring and other cost-cutting actions implemented over the past year, manufacturing margins in the second quarter rose sharply to 22.3% from 19.6% a year ago, and operating earnings more than doubled to $6.5 million from $2.6 million. Most of the profitability improvement came from the company’s North American plastics machinery and mold technologies businesses, reflecting the success of measures taken to offset the ongoing weakness in the automotive and construction sectors.

Sales in the second quarter were $216 million, up from $197 million last year. Favorable currency translation effects – primarily the weak dollar and the strong euro – accounted for about two-thirds of the increase. New orders in the quarter declined, however, to $194 million, from $202 million in the second quarter last year, despite favorable currency effects. The order decline was primarily in the machinery businesses in both North America and Western Europe.

Net cash used by operations during the quarter was $6.4 million, up from $3.9 million a year ago, primarily the result of $4.6 million in pension contributions made during the quarter. At the end of the quarter, cash on hand was close to $40 million, about $8 million higher than a year ago, and the company had approximately $48 million available for borrowing under its main revolving credit facilities, up from $33 million last year.

“Our ongoing efforts to reduce product costs and our overall cost structure are paying off,” said Ronald D. Brown, chairman, president and chief executive officer. “This is showing up in significantly improved operating margins despite rising material costs and difficult market conditions in North America. Our push to increase our presence outside the U.S., Canada and Western Europe continues to show results. Sales to these non-traditional markets in the second quarter were up 25% from a year ago and now account for close to 25% of our total sales.”

Segment Results

Machinery Technologies-North America (machinery and related parts and services for injection molding, blow molding and extrusion supplied from North America, India and China) Segment sales grew to $95 million compared to $92 million in the second quarter last year, despite ongoing weakness in the automotive and construction sectors of the plastics machinery market in North America. Sales of equipment and supplies for extrusion and blow molding posted modest declines from year-ago levels, while injection molding machinery sales, helped by continued strong growth in India and China, showed solid gains. Benefiting from cost-cutting and other efficiency improvements over the past several quarters, segment earnings rose sharply to $8.0 million, up from $2.8 million in the first quarter of this year and from $4.9 million in the year-ago quarter. Despite good increases from Asia, segment new orders fell to $83 million from $90 million in the second quarter last year.

Machinery Technologies-Europe (machinery and related parts and services for injection molding and blow molding supplied from Europe) Boosted by increases in shipments of blow molding systems, sales rose to $50 million, up from $40 million in the second quarter last year. Favorable currency translation effects accounted for more than half the gain. Held back by rising material costs, segment operating earnings of $0.4 million still showed an improvement over a $0.4 million loss in the first quarter but were essentially flat compared to the second quarter a year ago. Despite favorable currency translation effects, new orders fell to $41 million from $45 million in the second quarter of 2007.

Mold Technologies (mold bases and related parts and services, as well as maintenance, repair and operating supplies for injection molding worldwide) Sales in the second quarter of $38 million were up from $36 million a year ago. Restructuring actions to eliminate fixed costs and increased global sourcing initiatives helped improve segment earnings to $1.0 million compared to $0.5 million in the first quarter and a loss of $0.8 million a year ago.

Industrial Fluids (water-based and oil-based coolants, lubricants and cleaners for metalcutting and metalforming operations worldwide) Favorable currency translation effects helped offset declines in the North American market, as sales reached a record quarterly high for this segment of $35 million, up from $32 million a year ago. Segment earnings improved to $4.6 million over $3.2 million in the year-ago quarter primarily due to better pricing and cost-reduction initiatives, which combined were able to offset material cost increases.

Outlook

“Our outlook for the year, which we presented back in May, remains the same,” Brown said. “We expect year-over-year improvement in our operating results throughout 2008 despite the ongoing weakness in our North American markets. The significant cost-reduction measures we are executing, combined with strategic sourcing initiatives and price increases of our own, are more than offsetting rising energy and material costs. So, even with the economic headwinds we’re currently facing, we expect 2008 to be a better year for Milacron.”

Dividends and Stock

No dividends were declared this quarter on Milacron common or preferred stock.

Milacron is withdrawing its common stock from listing on the NSX (National Stock Exchange, formerly the Cincinnati Stock Exchange) as it no longer meets a listing standard that requires net earnings of $200,000 annually before taxes for two prior years excluding non-recurring income. Milacron was one of only two remaining companies still listed on NSX. Withdrawal from the NSX is expected to have no material impact on the company’s stock or related trading.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

Investor Conference Call

Today at 1:00 p.m. EDT, Milacron will hold an open investor conference call, which can be accessed live at www.milacron.com. For analysts and investors wishing to ask questions, the dial-in number will be 719-325-4883 or toll-free 877-545-1491. A recording of the conference call will be available starting 4:00 p.m. on July 31 through midnight August 13 on the company’s website or by phone: 719-457-0820 or toll-free 888-203-1112 and providing the access code: 4287367.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.

Milacron Inc. and Subsidiaries

			Second Quarter 2008

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sales	$215,719,000	$197,295,000	$418,514,000	$387,597,000

Loss from continuing operations	(3,107,000)	(388,000)	(9,971,000)	(11,052,000)
Per Share
Basic	(1.04)	(0.55)	(2.79)	(3.21)
Diluted	(1.04)	(0.55)	(2.79)	(3.21)

Earnings from discontinued operations	-	265,000	-	135,000
Per Share
Basic	-	0.05	-	0.03
Diluted	-	0.05	-	0.03

Net loss	(3,107,000)	(123,000)	(9,971,000)	(10,917,000)
Per Share
Basic	(1.04)	(0.50)	(2.79)	(3.18)
Diluted	(1.04)	(0.50)	(2.79)	(3.18)

Common shares
Weighted average outstanding for basic EPS	5,258,000	4,925,000	5,242,000	4,910,000
Weighted average outstanding for diluted EPS	5,258,000	4,925,000	5,242,000	4,910,000
Outstanding at quarter end	5,485,000	5,493,000	5,485,000	5,493,000

Notes:
These statements are unaudited and subject to year-end adjustments.
Per-share amounts include accruals for preferred dividends and effect of beneficial conversion feature.

Consolidated Earnings
Milacron Inc. and Subsidiaries

		Second Quarter 2008

(In millions, except per-share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sales	$215.7	$197.3	$418.5	$387.6
Cost of products sold	167.5	158.6	331.7	313.4
Manufacturing margins	48.2	38.7	86.8	74.2
Percent of sales	22.3%	19.6%	20.7%	19.1%

Other costs and expenses
Selling and administrative	37.9	34.9	73.9	70.2
Restructuring and other costs	4.3	1.5	4.9	3.9
Other income - net	(0.5)	(0.3)	-	(0.5)
Total other costs and expenses	41.7	36.1	78.8	73.6

Operating earnings	6.5	2.6	8.0	0.6

Interest expense - net	(8.2)	(7.9)	(16.2)	(15.6)

Loss from continuing operations before
income taxes	(1.7)	(5.3)	(8.2)	(15.0)

Provision (benefit) for income taxes	1.4	(4.9)	1.8	(3.9)

Loss from continuing operations	(3.1)	(0.4)	(10.0)	(11.1)

Discontinued operations - net of income taxes (a)	-	0.3	-	0.2

Net loss	$(3.1)	$(0.1)	$(10.0)	$(10.9)

Earnings (loss) per common share - basic and diluted
Continuing operations	$(1.04)	$(0.55)	$(2.79)	$(3.21)
Discontinued operations	-	0.05	-	0.03
Net loss	$(1.04)	$(0.50)	$(2.79)	$(3.18)

(a) In 2007, represents adjustments of reserves related to prior divestitures.

Notes:
These statements are unaudited and subject to year-end adjustments.
Per-share amounts include accruals for preferred dividends and effect of beneficial conversion feature.

Consolidated Balance Sheets
Milacron Inc. and Subsidiaries

Second Quarter 2008

(In millions)	June 30,	June 30,
	2008	2007

Assets
Cash and cash equivalents	$39.5	$31.3
Notes and accounts receivable-net	126.0	115.5
Inventories	198.8	173.1
Other current assets	32.2	47.7
Total current assets	396.5	367.6
Property, plant and equipment - net	107.2	110.8
Goodwill	93.0	88.4
Other noncurrent assets	39.6	88.2
Total assets	$636.3	$655.0

Liabilities and shareholders' deficit
Short-term borrowings and long-term debt due within one year	$41.6	$34.4
Trade accounts payable and advance billings and deposits	120.4	105.4
Accrued and other current liabilities	83.6	76.0
Total current liabilities	245.6	215.8
Long-term accrued liabilities	192.7	231.5
Long-term debt	246.3	232.5
Shareholders' deficit	(48.3)	(24.8)
Total liabilities and shareholders' deficit	$636.3	$655.0

Note: These statements are unaudited and subject to year-end adjustments.

Consolidated Cash Flows
Milacron Inc. and Subsidiaries

		Second Quarter 2008

(In millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Increase (decrease) in cash and cash equivalents
Operating activities cash flows
Net loss	$(3.1)	$(0.1)	$(10.0)	$(10.9)
Discontinued operations - net of income taxes	-	(0.3)	-	(0.2)
Depreciation and amortization	3.6	4.1	7.2	8.1
Non-cash restructuring and other costs	2.6	0.2	2.8	0.5
Working capital changes
Notes and accounts receivable	6.7	(5.0)	(7.7)	(0.1)
Inventories	(6.6)	(2.2)	(13.6)	(2.5)
Other current assets	1.7	(4.7)	4.4	(5.4)
Trade accounts payable	4.0	8.4	(0.9)	0.3
Other current liabilities	(10.2)	(3.3)	(3.5)	(4.4)
Deferred income taxes and other - net	(5.1)	(1.0)	(4.2)	4.0
Net cash used by operating activities	(6.4)	(3.9)	(25.5)	(10.6)

Investing activities cash flows
Capital expenditures	(2.2)	(2.1)	(4.8)	(3.7)
Net disposals of property, plant and equipment	0.6	0.1	0.6	0.2
Net cash used by investing activities	(1.6)	(2.0)	(4.2)	(3.5)

Financing activities cash flows
Issuance (repayments) of long-term debt	(0.2)	(0.2)	14.3	(0.4)
Increase in short-term borrowings	11.1	2.3	12.3	6.6
Dividends paid	-	-	(0.1)	(0.1)
Net cash provided by financing activities	10.9	2.1	26.5	6.1

Effect of exchange rate fluctuations on cash and cash equivalents	(0.2)	0.6	1.9	0.8
Increase (decrease) in cash and cash equivalents	2.7	(3.2)	(1.3)	(7.2)

Cash and cash equivalents at beginning of period	36.8	34.5	40.8	38.5

Cash and cash equivalents at end of period	$39.5	$31.3	$39.5	$31.3

Note: These statements are unaudited and subject to year-end adjustments.

Segment and Supplemental Information
Milacron Inc. and Subsidiaries

		Second Quarter 2008

(In millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Machinery technologies North America
Sales	$95.3	$91.5	$187.7	$182.6
Operating cash flow (a)	9.3	6.5	13.4	9.9
Segment earnings	8.0	4.9	10.8	6.7
Percent of sales	8.4%	5.4%	5.8%	3.7%
New orders	83.1	90.1	177.0	188.0

Machinery technologies Europe
Sales	$50.0	$40.2	$94.0	$74.6
Operating cash flow (a)	1.4	1.2	1.9	1.0
Segment earnings (loss)	0.4	0.3	-	(0.9)
Percent of sales	0.8%	0.7%	0.0%	-1.2%
New orders	41.4	45.1	84.0	91.7

Mold technologies
Sales	$37.8	$35.8	$75.8	$73.7
Operating cash flow (a)	1.7	0.3	3.0	1.7
Segment earnings (loss)	1.0	(0.8)	1.5	(0.5)
Percent of sales	2.6%	-2.2%	2.0%	-0.7%
New orders	37.7	36.5	75.5	73.2

Eliminations
Sales	$(2.8)	$(2.4)	$(5.9)	$(5.2)
New orders	(3.9)	(2.1)	(6.8)	(4.9)

Total plastics technologies
Sales	$180.3	$165.1	$351.6	$325.7
Operating cash flow (a)	12.4	8.0	18.3	12.6
Segment earnings	9.4	4.4	12.3	5.3
Percent of sales	5.2%	2.7%	3.5%	1.6%
New orders	158.3	169.6	329.7	348.0

Industrial fluids
Sales	$35.4	$32.2	$66.9	$61.9
Operating cash flow (a)	5.1	3.6	8.4	7.2
Segment earnings	4.6	3.2	7.5	6.5
Percent of sales	13.0%	9.9%	11.2%	10.5%
New orders	35.4	32.2	66.8	61.9

Total continuing operations
Sales	$215.7	$197.3	$418.5	$387.6
Operating cash flow (a)	14.4	8.2	20.1	12.6
Segment earnings	14.0	7.6	19.8	11.8
Restructuring and other costs	(4.3)	(1.5)	(4.9)	(3.9)
Corporate expenses	(3.1)	(3.4)	(6.6)	(7.1)
Other unallocated expenses	(0.1)	(0.1)	(0.3)	(0.2)
Operating earnings	6.5	2.6	8.0	0.6
Percent of sales	3.0%	1.3%	1.9%	0.2%
New orders	193.7	201.8	396.5	409.9
Ending backlog	110.8	132.1	110.8	132.1

(a) Represents EBITDA (earnings before interest, income taxes, depreciation and amortization) before restructuring and other costs.

Note: These statements are unaudited and subject to year-end adjustments.

Reconciliation of Earnings to Operating Cash Flows
Milacron Inc. and Subsidiaries

		Second Quarter 2008

(In millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Machinery technologies North America
Segment earnings	$8.0	$4.9	$10.8	$6.7
Depreciation and amortization	1.3	1.6	2.6	3.2
Operating cash flow	9.3	6.5	13.4	9.9

Machinery technologies Europe
Segment earnings (loss)	$0.4	$0.3	$-	$(0.9)
Depreciation and amortization	1.0	0.9	1.9	1.9
Operating cash flow	1.4	1.2	1.9	1.0

Mold technologies
Segment earnings (loss)	$1.0	$(0.8)	$1.5	$(0.5)
Depreciation and amortization	0.7	1.1	1.5	2.2
Operating cash flow	1.7	0.3	3.0	1.7

Total plastics technologies
Segment earnings	$9.4	$4.4	$12.3	$5.3
Depreciation and amortization	3.0	3.6	6.0	7.3
Operating cash flow	12.4	8.0	18.3	12.6

Industrial fluids
Segment earnings	$4.6	$3.2	$7.5	$6.5
Depreciation and amortization	0.5	0.4	0.9	0.7
Operating cash flow	5.1	3.6	8.4	7.2

Total continuing operations
Net loss	$(3.1)	$(0.1)	$(10.0)	$(10.9)
Discontinued operations - net of income taxes (a)	-	(0.3)	-	(0.2)
Provision (benefit) for income taxes	1.4	(4.9)	1.8	(3.9)
Interest expense - net	8.2	7.9	16.2	15.6
Restructuring and other costs	4.3	1.5	4.9	3.9
Depreciation and amortization	3.6	4.1	7.2	8.1
Operating cash flow	$14.4	$8.2	$20.1	$12.6

(a) In 2007, represents adjustments of reserves related to prior divestitures.

Note: These statements are unaudited and subject to year-end adjustments.

Historical Information

(In millions, except per-share data)

	2007					2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Year

Sales	$190.3	$197.3	$203.7	$216.6	$807.9	$202.8	$215.7	$418.5
Cost of products sold	154.8	158.6	163.5	168.0	644.9	164.2	167.5	331.7
Cost of products sold related to restructuring	-	-	-	0.2	0.2	-	-	-
Total cost of products sold	154.8	158.6	163.5	168.2	645.1	164.2	167.5	331.7

Manufacturing margins	35.5	38.7	40.2	48.4	162.8	38.6	48.2	86.8

Other costs and expenses
Selling and administrative	35.3	34.9	35.1	39.3	144.6	36.0	37.9	73.9
Restructuring and other costs (a)	2.4	1.5	1.2	7.2	12.3	0.6	4.3	4.9
Change in preferred stock ownership costs	-	-	0.5	1.4	1.9	-	-	-
Pension plan curtailment cost	-	-	-	1.9	1.9	-	-	-
Other - net	(0.2)	(0.3)	0.4	(2.6)	(2.7)	0.5	(0.5)	-
Total other costs and expenses	37.5	36.1	37.2	47.2	158.0	37.1	41.7	78.8

Operating earnings (loss)	(2.0)	2.6	3.0	1.2	4.8	1.5	6.5	8.0

Interest expense - net	(7.7)	(7.9)	(8.0)	(7.8)	(31.4)	(8.0)	(8.2)	(16.2)

Loss from continuing operations before income taxes	(9.7)	(5.3)	(5.0)	(6.6)	(26.6)	(6.5)	(1.7)	(8.2)

Provision (benefit) from income taxes (b)	1.0	(4.9)	(0.5)	66.1	61.7	0.4	1.4	1.8

Loss from continuing operations	(10.7)	(0.4)	(4.5)	(72.7)	(88.3)	(6.9)	(3.1)	(10.0)

Discontinued operations - net of income taxes (c)
Net gain (loss) on divestitures	(0.1)	0.3	-	1.0	1.2	-	-	-
Total discontinued operations	(0.1)	0.3	-	1.0	1.2	-	-	-

Net loss	$(10.8)	$(0.1)	$(4.5)	$(71.7)	$(87.1)	$(6.9)	$(3.1)	$(10.0)

Earnings (loss) per common share
Basic
Continuing operations	$(2.66)	$(0.55)	$(1.36)	$(14.52)	$(19.48)	$(1.76)	$(1.04)	$(2.79)
Discontinued operations	(0.02)	0.05	-	0.20	0.23	-	-	-
Net loss	$(2.68)	$(0.50)	$(1.36)	$(14.32)	$(19.25)	$(1.76)	$(1.04)	$(2.79)
Diluted
Continuing operations	$(2.66)	$(0.55)	$(1.36)	$(14.52)	$(19.48)	$(1.76)	$(1.04)	$(2.79)
Discontinued operations	(0.02)	0.05	-	0.20	0.23	-	-	-
Net loss	$(2.68)	$(0.50)	$(1.36)	$(14.32)	$(19.25)	$(1.76)	$(1.04)	$(2.79)

(a) In 2007 and 2008, primarily represents costs related to the consolidation of the global mold technologies and plastics machinery businesses to reduce their cost structures and improve customer service. In 2008, also includes CEO transition costs.

(b) In 2007, includes a $63 million non-cash charge associated with the change in ownership of a majority of the company's Series B Preferred Stock, as announced in October, 2007

(c) In 2007, represents adjustments of reserves related to prior divestitures.

Notes:
These statements are unaudited and subject to year-end adjustments.
Per-share amounts include accruals for preferred dividends and effect of beneficial conversion feature.

Historical Segment and Supplemental Information

(In Millions)
	2007					2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Year

Machinery technologies North America
Sales	$91.1	$91.5	$92.9	$91.5	$367.0	$92.4	$95.3	$187.7
Operating cash flow (a)	3.4	6.5	5.1	1.6	16.6	4.1	9.3	13.4
Segment earnings	1.8	4.9	3.8	0.3	10.8	2.8	8.0	10.8
New orders	97.9	90.1	91.4	98.8	378.2	93.9	83.1	177.0

Machinery technologies Europe
Sales	$34.4	$40.2	$45.5	$60.4	$180.5	$44.0	$50.0	$94.0
Operating cash flow (a)	(0.2)	1.2	1.8	4.5	7.3	0.5	1.4	1.9
Segment earnings (loss)	(1.2)	0.3	0.9	3.3	3.3	(0.4)	0.4	-
New orders	46.6	45.1	46.3	50.5	188.5	42.6	41.4	84.0

Mold technologies
Sales	$37.9	$35.8	$36.9	$37.6	$148.2	$38.0	$37.8	$75.8
Operating cash flow (a)	1.4	0.3	0.8	3.9	6.4	1.3	1.7	3.0
Segment earnings (loss)	0.3	(0.8)	(0.4)	2.8	1.9	0.5	1.0	1.5
New orders	36.7	36.5	37.4	37.2	147.8	37.8	37.7	75.5

Eliminations
Sales	$(2.8)	$(2.4)	$(2.4)	$(4.2)	$(11.8)	$(3.1)	$(2.8)	$(5.9)
New orders	(2.8)	(2.1)	(3.4)	(4.6)	(12.9)	(2.9)	(3.9)	(6.8)

Total plastics technologies
Sales	$160.6	$165.1	$172.9	$185.3	$683.9	$171.3	$180.3	$351.6
Operating cash flow (a)	4.6	8.0	7.7	10.0	30.3	5.9	12.4	18.3
Segment earnings	0.9	4.4	4.3	6.4	16.0	2.9	9.4	12.3
New orders	178.4	169.6	171.7	181.9	701.6	171.4	158.3	329.7

Industrial fluids
Sales	$29.7	$32.2	$30.8	$31.3	$124.0	$31.5	$35.4	$66.9
Operating cash flow (a)	3.6	3.6	4.0	7.0	18.2	3.3	5.1	8.4
Segment earnings	3.3	3.2	3.5	6.6	16.6	2.9	4.6	7.5
New orders	29.7	32.2	30.8	31.3	124.0	31.4	35.4	66.8

Total continuing operations
Sales	$190.3	$197.3	$203.7	$216.6	$807.9	$202.8	$215.7	$418.5
Operating cash flow (a)	4.4	8.2	8.6	16.0	37.2	5.7	14.4	20.1
Segment earnings	4.2	7.6	7.8	13.0	32.6	5.8	14.0	19.8
Restructuring and other costs (b)	(2.4)	(1.5)	(1.2)	(7.4)	(12.5)	(0.6)	(4.3)	(4.9)
Change in preferred stock ownership costs	-	-	(0.5)	(1.4)	(1.9)	-	-	-
Pension plan curtailment cost	-	-	-	(1.9)	(1.9)	-	-	-
Corporate expenses	(3.7)	(3.4)	(3.0)	(1.0)	(11.1)	(3.5)	(3.1)	(6.6)
Other unallocated expenses	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)	(0.2)	(0.1)	(0.3)
Operating earnings (loss)	(2.0)	2.6	3.0	1.2	4.8	1.5	6.5	8.0
Percent of sales	-1.1%	1.3%	1.5%	0.6%	0.6%	0.7%	3.0%	1.9%
New orders	208.1	201.8	202.5	213.2	825.6	202.8	193.7	396.5
Ending backlog	126.6	132.1	131.2	129.1	129.1	134.1	110.8	110.8

(a) Represents EBITDA (earnings before interest, income taxes, depreciation and amortization) before restructuring and other costs.

(b) In 2007 and 2008, primarily represents costs related to the consolidation of the global mold technologies and plastics machinery businesses to reduce their cost structures and improve customer service. In 2008, also includes CEO transition costs.

Note: These statements are unaudited and subject to year-end adjustments.

Updated: July 31, 2008

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products, and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

Quarter Ended
(In millions)		September 30, 2008

Projected profit & loss items
	Sales (1)	$195 - 208
	Total plastics technologies	164 - 174
	Industrial fluids	31 - 34
Segment earnings
	Total plastics technologies	3.5 - 6.5
	Industrial fluids	2.5 - 3.5
	Corporate expenses	2 - 3
	Interest expense - net	8 - 9
	Provision for income taxes	0 - 1
	Restructuring and other costs	2 - 3
	Net earnings (loss) after tax (2)	(10) - (2)
	Average shares outstanding - basic	5
	Average shares outstanding - diluted	11

	Earnings per share (3)	($2.35) - ($0.80)

Projected cash flow & balance sheet items
	Depreciation and amortization	3 - 4
	Primary working capital - decrease (4)	10 - 15
	Cash pension contribution	24 - 25
	Capital expenditures, net	2 - 3
	Cash interest	0 - 1
	Cash dividends	less than 1
	Cash tax	less than 1
	Cash restructuring	0 - 1

1	Quarter ended September 30, 2008 increased approximately $9 million over the same period a year ago due due to the strengthening of the Euro.

2	Includes $0.6 million of non-cash expense related to the U.S. defined benefit plan in quarter ended September 30, 2008.

3	Per share amounts include accruals for preferred dividends and effect of beneficial conversion feature.

4	Inventory + receivables - trade payables - advance billings

Comments & explanations

Assumes quarter ended June 30, 2008 foreign exchange rates (e.g., USD/EUR = 1.56650), and no further acquisitions or divestitures.

CONTACT:
Milacron Inc.
Al Beaupré, 513-487-5918
albert.beaupre@milacron.com